Exhibit 5.1 and 23.1

300 West Vine Street Suite 2100 Lexington, KY 40507-1801 Main: (859) 231-3000 Fax: (859) 253-1093

December 20, 2019

Kentucky Bancshares, Inc.

339 Main Street

Paris, KY  40361

Gentlemen:

This opinion is being furnished to you in connection with the registration of 300,000 shares of common stock, no par value per share (the “Shares”), of Kentucky Bancshares, Inc., a Kentucky corporation (the “Corporation”), for offer and sale under the Kentucky Bancshares, Inc. 2019 Stock Award Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

We have acted as counsel to the Corporation in connection with the preparation of the Registration Statement, and have examined signed copies of the Registration Statement.  We have also examined and relied upon (i) a copy of the Second Amended and Restated Articles of Incorporation of the Corporation, (ii) a copy of the Bylaws of the Corporation, as amended, and (iii) minutes of meetings of the Board of Directors and shareholders of the Corporation considering the Plan or the Registration Statement.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, and have made such other investigations, as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as copies.  As to all matters of fact relevant to our opinion, we have relied exclusively, without independent investigation or verification, upon the foregoing documents and on the certificates of public officials and officials of the Corporation.

Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan after the filing of the Registration Statement are validly authorized Shares and, when issued in accordance with the terms described in the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Our opinion is expressed only with respect to the Kentucky Business Corporation Act. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Very truly yours,

STOLL KEENON OGDEN PLLC

/s/ Stoll Keenon Ogden PLLC